UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2012

TEXTRON INC.

 (Exact name of Registrant as specified in its charter)

Delaware	1-5480	05-0315468
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island  02903
(Address of principal executive offices)

Registrant’s telephone number, including area code: (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  On January 20, 2012, the Organization and Compensation Committee of the Board of Directors of Textron Inc. approved the design of the annual and long-term incentive compensation program for 2012 with respect to Textron Inc.’s executive officers, including grant levels under these arrangements, as well as the mix of grant type and the type of performance targets for 2012 and for the 2012-2014 performance share unit cycle. The Committee also set applicable targets for the metrics used. Other than as described herein, awards of stock options, restricted stock units and performance share units operate on substantially the same terms as those granted in prior years.

Annual Incentive Compensation

Incentive payments to executive officers for 2012 under the Textron Inc. Short-Term Incentive Plan (As amended and restated effective January 3, 2010) will be based on the following:

•                  Achieving enterprise net operating profit target: 60%

•                  Achieving manufacturing free cash flow target: 25%

•                  Achieving TFC non-captive finance targets: 10%

•                  Achieving workforce diversity target: 5%

“Enterprise net operating profit” is defined as segment profit of our manufacturing segments, plus net operating profit of our captive finance operations.

“Manufacturing free cash flow” is a non-GAAP measure which adjusts net cash from operating activities of continuing operations for dividends received from, and capital contributions made to, Textron Financial Corporation (“TFC”), capital expenditures, proceeds from the sale of property, plant and equipment and contributions to our pension plans.

“TFC non-captive finance targets” include net operating profit, operating expenses, and liquidation of net finance receivables, owned real estate, and repossessed assets.

Target payouts for the named executive officers range from 65% to 120% of the executive’s base salary. The amount actually paid generally can range from zero, if the threshold level of actual performance relating to target performance objectives is not achieved, to no more than twice the target award level. Payouts are made in cash following review and certification of performance results by the Committee.

Long-Term Incentive Compensation

For 2012 awards under the Textron Inc. 2007 Long-Term Incentive Plan (amended and restated as of April 28, 2010), consistent with the prior year, 30% of the grant value for each executive officer will be awards in the form of stock options, 30% in the form of restricted stock units and 40% in the form of performance share units.

Stock options awarded in 2012 to executive officers will vest ratably over three years beginning on the first anniversary of the date of grant. Stock options are granted with an exercise price equal to the closing price of common stock traded on the New York Stock Exchange on the date of the grant.

Restricted stock units awarded in 2012 to executive officers will vest in five years, with three equal installments vesting in years 3, 4, and 5 and will be settled in stock upon vesting.  These awards will also receive dividend equivalent payments on a quarterly basis prior to vesting.

Performance share unit awards span a three-year performance period, with vesting at the end of the third fiscal year.  Executive officers may earn from 0% to 150% of the units originally granted based upon the achievement of performance targets established by the Committee. Upon vesting, all earned PSUs are valued based on the value of our common stock and are paid in cash in the first quarter following the performance period. The Committee will set the performance targets on an annual basis.  2012 performance targets for the PSUs granted for the 2012-2014 cycle will be based 60% on achievement of the enterprise net operating profit target, 30% on the manufacturing free cash flow target and 10% on the TFC non-captive targets.

Failure to attain a threshold performance level with respect to any of the performance targets will result in the failure to earn any performance share units related to that target’s portion of the award with respect to the related year.  Attainment between the threshold and maximum performance levels with respect to any of the targets will result in earning a portion of the performance share units related to the related target’s portion of the award as defined by a pre-established mathematical formula. The Committee may determine an award less than that determined by the formula but may not determine an award more than that derived by the formula.

The Committee again included a total shareholder return (“TSR”) metric for the PSUs which links payout with performance versus a performance peer group.  The Committee may exercise negative discretion linked to TSR for the entire three-year performance period by up to -40%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

By:	/s/Terrence O’Donnell
Terrence O’Donnell
Executive Vice President, General
Counsel and Corporate Secretary

Date: January 26, 2012